EXHIBIT 23.49

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10/F-4, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Louis-Pierre Gignac, Eng., hereby consent to the use of my name in connection with the reference to the report entitled “Technical Report on the Hammond Reef Gold Property, Atikokan area, Ontario” dated December 20, 2011 (the “Report”) and to the inclusion or incorporation by reference of references to and summaries of the Report in the Registration Statement.

By:	/s/ Louis-Pierre Gignac
Name:	Louis-Pierre Gignac
Title:	Eng.

October 6, 2014